Exhibit B

Execution Version

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made as of June 1, 2015 by and between:

(1)         Sina Corporation, a company incorporated in the Cayman Islands (the “Company”); and

(2)         Mr. Charles Chao, an individual (the “Purchaser”).

The Purchaser and the Company are sometimes each referred to herein as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, upon the terms and conditions of this Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser wishes to purchase from the Company, ordinary shares, $0.133 par value per share (“Ordinary Shares”) of the Company in a private placement exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”);

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Issuance, Sale and Purchase of Ordinary Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Purchaser agrees to purchase directly or through a special purpose vehicle beneficially owned and controlled by the Purchaser (the “Purchaser Vehicle”), and the Company agrees to sell and issue to the Purchaser or the Purchaser Vehicle designated by the Purchaser, 11,000,000 Ordinary Shares for a purchaser price of US$41.49 per Ordinary Share in immediately available cash, as set forth on Schedule I hereto, free and clear of all liens or Encumbrances as defined below (except for restrictions arising under the Securities Act or created by virtue of this Agreement, including the lock-up provision in Section 3.1 below). The Ordinary Shares issued to the Purchaser or the Purchaser Vehicle, as applicable, pursuant to this Agreement shall be referred to herein as the Purchased Shares.

Section 1.2 Closing.

(a) Closing.  Subject to Section 1.3, the closing (the “Closing”) of the sale and purchase of the Purchased Shares pursuant to Section 1.1 shall take place remotely via the electronic exchange of the closing documents and signatures (followed by prompt delivery of the originals therefor) on or before September 30, 2015 or such other time as the Parties may mutually agree upon.  The date and time of the Closing are referred to herein as the “Closing Date.”

(b)  Payment and Delivery.  At the Closing:

(i) the Purchaser shall pay and deliver or cause the Purchaser Vehicle to pay and deliver the total purchase price set forth in Schedule I hereto to the Company in U.S. dollars by wire transfer, or by such other method mutually agreeable to the Parties, of immediately available funds to such bank account designated in writing by the Company; and

(ii) the Company shall deliver a duly executed share certificate in original form, registered in the name of the Purchaser or the Purchaser Vehicle upon request by the Purchaser, together with a certified true copy of the register of members of the Company, evidencing the Purchased Shares being issued and sold to the Purchaser or the Purchaser Vehicle, as applicable.

(c) Restrictive Legend. Each certificate representing the Purchased Shares shall be endorsed with the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD OR OFFERED FOR SALE: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS. ANY ATTEMPT TO TRANSFER OR SELL THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

Section 1.3 Closing Conditions.

(a) Conditions to the Company’s Obligations to Effect the Closing. The obligation of the Company to issue and sell the Purchased Shares to the Purchaser as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(i) All actions required to be taken by the Purchaser in connection with the purchase of the Purchased Shares hereunder shall have been completed.

(ii) The representations and warranties of the Purchaser contained in Section 2.1 of this Agreement shall have been true and correct on the date of this Agreement and true and correct in all material respects on and as of the Closing Date; and the Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(iii) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement that are substantial in relation to the Company.

(b) Conditions to the Purchaser’s Obligations to Effect the Closing. The obligation of the Purchaser to purchase and pay for the Purchased Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Purchaser in his sole discretion:

(i) All corporate and other actions required to be taken by the Company in connection with the issuance and sale of the Purchased Shares shall have been completed.

(ii) The representations and warranties of the Company contained in Section 2.2 of this Agreement shall have been true and correct on the date of this Agreement and true and correct in all material respects on and as of the Closing Date; and the Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(iii) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement that are substantial in relation to the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

(a) Authority. The Purchaser has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and to perform his obligations hereunder and thereunder.

(b) Valid Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against him in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Purchaser is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the Purchaser’s assets are subject. There is no action, suit or proceeding, pending or threatened against the Purchaser that questions the validity of this Agreement or the right of the Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby.

(d) Consents and Approvals. Neither the execution and delivery by the Purchaser of this Agreement, nor the consummation by the Purchaser of any of the transactions contemplated hereby or thereby, nor the performance by the Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving of notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(e)  Purchaser Vehicle.  In the event that the Purchaser uses the Purchaser Vehicle to acquire and hold the Purchased Shares at the Closing, as of the Closing Date, (i) the Purchaser Vehicle is duly formed, validly existing and in good standing in the jurisdiction of its organization; (ii) the Purchaser Vehicle has full power and authority to acquire and hold the Purchased Shares (the “Closing Action”); (iii) the Closing Action does not and will not violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Purchaser Vehicle is subject, or conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser Vehicle is a party or by which the Purchaser Vehicle is bound or to which any of the Purchaser Vehicle’s assets are subject; (iii) there is no action, suit or proceeding, pending or threatened against the Purchaser Vehicle that questions the right of the Purchaser Vehicle to take the Closing Action; and (iv) the Closing Action does not require the consent, approval, order or authorization of, or registration with, or the giving of notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(f) Status and Investment Intent.

(i) Experience. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii) Purchase Entirely for Own Account. The Purchaser is acquiring the Purchased Shares that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Purchased Shares in violation of the Securities Act or any other applicable state securities law.

(iii) Solicitation. The Purchaser was not identified or contacted through the marketing of the Purchase Shares.  The Purchaser did not contact the Company as a result of any general solicitation or directed selling efforts.

(iv) Restricted Securities. The Purchaser acknowledges that the Purchased Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Purchased Shares may only be offered, sold or otherwise transferred (x) to the Company, or (y) pursuant to an exemption from registration under the Securities Act.

Section 2.2 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a) Due Formation. The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted.  Each Subsidiary (as defined below) has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of organization, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted and as described in the SEC Documents (as defined below).

(b) Authority. The Company has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations has been duly authorized by all requisite actions on its part.

(c) Valid Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Capitalization. All outstanding shares of capital stock of the Company and all outstanding shares of capital stock of each of the Company’s subsidiaries and consolidated affiliates (each a “Subsidiary” and collectively “Subsidiaries”) have been issued and granted in compliance with (x) all applicable Securities Laws and other applicable laws and (y) all requirements set forth in applicable contracts, without violation of preemptive rights, rights of first refusal or other similar rights. “Securities Laws” means the Securities Act, the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), the listing rules of, or any listing agreement with the NASDAQ and any other applicable law regulating securities or takeover matters.

(e) Due Issuance of the Purchased Shares. The Purchased Shares have been duly authorized and, when issued and delivered to and paid for by the Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, title defect, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature (collectively the “Encumbrances”), except for restrictions arising under the Securities Act or created by virtue of this Agreement (including the lock-up provision in Section 3.1 below), and upon delivery and entry into the register of members of the Company will transfer to the Purchaser good and valid title to the Purchased Shares.

(f) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any provision of the organizational documents of the Company or its Subsidiaries or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or its Subsidiaries is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of the Company’s or its Subsidiaries’ assets are subject. There is no action, suit or proceeding, pending or threatened against the Company or its Subsidiaries that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

(g) Consents and Approvals. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby and thereby, nor the performance by the Company of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(h) Compliance with Laws. The business of the Company or its Subsidiaries is not being conducted in violation of any law or government order applicable to the Company (including, without limitation, the U.S. Foreign Corrupt Practices Act, as amended, and other anti-bribery laws of applicable jurisdictions) except for violations which do not and would not have a Material Adverse Effect. As used herein, “Material Adverse Effect” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on any of (i) the financial condition, assets, liabilities, results of operations, business, operations, or prospects of the Company or its Subsidiaries taken as a whole, except to the extent that any such Material Adverse Effect results from (x) the public disclosure of the transactions contemplated under this Agreement in accordance with the terms of such documents, (y) changes in generally accepted accounting principles that are generally applicable to comparable companies, or (z) changes in general economic and market conditions; or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement and to timely perform its material obligations under this Agreement.

(i) SEC Documents. The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective filing or furnishing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, as applicable, to the respective SEC Documents, and, none of the SEC Documents, at the time they were filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information contained in the SEC Documents, considered as a whole and as amended as of the date hereof, do not as of the date hereof, and will not as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no contracts, agreements, arrangements, transactions or documents which are required to be described or disclosed in the SEC Documents or to be filed as exhibits to the SEC Documents which have not been so described, disclosed or filed. The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ. The Company and its Subsidiaries have taken no action designed to, or reasonably likely to have the effect of, delisting its ADSs from the NASDAQ. The Company has not received any notification that the SEC or the NASDAQ is contemplating suspending or terminating such listing (or the applicable registration under the Exchange Act related thereto).

(j) Investment Company.  The Company is not and, after giving effect to the issuance and sale of the Purchased Shares, the consummation of the issuance and sale and the application of the proceeds hereof and thereof, will not be an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

(k) Events Subsequent to Most Recent Fiscal Period. Since December 31, 2014 until the date hereof and to the Closing Date, there has not been any events that, to the Company’s knowledge, will have a Material Adverse Effect.

(l) Litigation. There are no actions by or against the Company or its Subsidiaries or affecting the business or any of the assets of the Company or its Subsidiaries pending before any governmental authority, or, to the Company’s knowledge, threatened to be brought by or before any governmental authority, that would have a Material Adverse Effect.

(m) Solicitation. Neither the Company nor any person acting on its behalf has offered or sold the Purchased Shares by any form of general solicitation or general advertising or directed selling efforts.

ARTICLE III

COVENANTS

Section 3.1 Lock-up.  The Purchaser agrees that it will not, during the period commencing on the date hereof and ending six (6) months after the Closing Date (the “Lock-Up Period”), offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of any of the Purchased Shares on the open market.  The Purchaser further understands that the provisions of this Section 3.1 shall be binding upon the Purchaser Vehicle and the Purchaser’s and the Purchaser Vehicle’s successors and assigns, as applicable.

Section 3.2 Registration Rights. The Company agrees that it shall enter into a registrations right agreement with the Purchaser or the Purchaser Vehicle upon request by the Purchaser at or prior to the Closing in the form and substance to the reasonable satisfactory of the Purchaser.

Section 3.3 Further Assurances. From the date of this Agreement until the Closing Date, (i) the Parties shall use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, and (ii) the Company shall, and shall cause each of its Subsidiaries to (x) conduct its business and affairs in the ordinary course of business consistent with past practice, (y) not take any action, or omit to take any action, that would reasonably be expected to make any of its representations and warranties in this Agreement untrue at, or as of any time before, the Closing Date.

ARTICLE IV

INDEMNIFICATION

Section 4.1 Indemnification. The Company and the Purchaser (each an “Indemnifying Party”) shall each indemnify and hold the other Party and its respective directors, officers and agents (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of such Indemnifying Party contained in this Agreement or in any schedule or exhibit hereto; or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of such Indemnifying Party contained in this Agreement for reasons other than gross negligence or willful misconduct of such Indemnified Party.  In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any.

Section 4.2 Third Party Claims.

(a) If any third party shall notify the Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) which the Indemnified Party believes would give rise to a claim for indemnification against the Indemnifying Party under this Article IV, then the Indemnified Party shall promptly (i) notify the Indemnifying Party thereof in writing within thirty (30) days of receipt of notice of such claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim, if any, and the basis of the Indemnified Party’s request for indemnification under this Agreement.

(b) Upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by, within (30) days of receipt of the Claim Notice, notifying the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to fully control and settle the proceeding, provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

(c) If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the person asserting the Third Party Claim or any cross complaint against any person. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 4.2(b).

(d) In the event of a Third Party Claim for which the Indemnifying Party elects not to assume the defense or fails to make such an election within the 30 days of the Claim Notice, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party; provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 4.3 Other Claims. In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

Section 4.4 Cap. Notwithstanding the foregoing, the Indemnifying Party shall have no liability (for indemnification or otherwise) with respect to any Losses in excess of the value of the consideration set forth on Schedule I attached hereto.

ARTICLE V

MISCELLANEOUS

Section 5.1 Survival of the Representations and Warranties. All representations and warranties made by any Party shall survive for two years and shall terminate and be without further force or effect on the second anniversary of the date hereof, except as to (i) any claims thereunder which have been asserted in writing pursuant to Section 5.6 against the Party making such representations and warranties on or prior to such second anniversary, and (ii) the Company’s representations contained in Section 2.2(a), (b), (c), (d) and (e) hereof, each of which shall survive indefinitely.

Section 5.2 Governing Law; Arbitration.  This Agreement shall be governed and interpreted in accordance with the internal laws of the State of New York.  Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force.  There shall be three arbitrators.  Each Party has the right to appoint one arbitrator and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English.  Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

Section 5.3 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 5.4 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Company and the Purchaser and their respective heirs, successors and permitted assigns and legal representatives.

Section 5.5 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Purchaser without the express written consent of the other Party, except that the Purchaser may assign all or any part of his rights and obligations hereunder to any affiliate controlled by the Purchaser without the consent of the Company, provided that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 5.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next business day following delivery to Federal Express properly addressed or on the day of attempted delivery by the U.S. Postal Service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to the Purchaser, at:	The address set forth in Schedule I hereto.

If to the Company, at:	Sina Corporation
20/F Beijing Ideal International Plaza
No. 58 North 4th Ring Road West
Haidian District, Beijing 100080
The People’s Republic of China
Attn: Chief Financial Officer

Any Party may change its address for purposes of this Section 5.6 by giving the other Parties hereto written notice of the new address in the manner set forth above.

Section 5.7 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 5.8 Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 5.9 Fees and Expenses. Except as otherwise provided in this Agreement, each of the Company and the Purchaser will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors..

Section 5.10 Confidentiality. Each Party shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose, any non-public information disclosed to it or its affiliates, representatives or agents in connection with this Agreement or the transactions contemplated hereby except as required under the Securities Laws or pursuant to an effective government order.  Each Party shall ensure that its affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information except as required under the Securities Laws or pursuant to an effective government order.

Section 5.11 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 5.12 Termination. In the event that the Closing shall not have occurred by December 31, 2015, this Agreement shall be terminated unless the Parties mutually agree to renegotiate in writing; except for the provisions of Sections 5.10, which shall survive any termination under this Section 5.12.

Section 5.13 Headings.  The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 5.14 Execution in Counterparts.  For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

SINA CORPORATION

By:	/s/ Bonnie Zhang
Name:	Bonnie Zhang
Title:	CFO

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

PURCHASER

CHARLES CHAO

/s/ Charles Chao

[Signature Page to Subscription Agreement]

SCHEDULE I

Purchaser	Total Purchase Price	Purchased Shares	Notice Address

Charles Chao	US$456,390,000 in immediately available cash	11,000,000 Ordinary Shares	Charles Chao SINA Corporation 20/F Beijing Ideal International Plaza No. 58 North 4th Ring Road West Haidian District, Beijing 100080 The People’s Republic of China